Form 8-K/A

Exhibit 99.03

SILICON IMAGE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of March 31, 2011 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the three months ended March 31, 2011 are based on the historical financial statements of Silicon Image, Inc. (the “Company”) and SiBEAM, Inc. (SiBEAM) after giving effect to the Company’s planned acquisition of SiBEAM using the acquisition method of accounting, in accordance with U.S. generally accepted accounting principles (“GAAP”), and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the Company’s historical unaudited condensed consolidated balance sheet as of March 31, 2011 with SiBEAM’s historical unaudited condensed consolidated balance sheet as of March 31, 2011, giving effect to the merger as if it had occurred on March 31, 2011. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the three months ended March 31, 2011 combines the Company and SiBEAM’s historical condensed consolidated statements of operations for the year and period then ended, respectively, giving effect to the merger as if it had occurred on January 1, 2010.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of SiBEAM acquired in connection with the acquisition, based on their estimated acquisition-date fair values. The process of estimating the fair values of identified intangible assets and certain tangible assets and liabilities requires the use of significant estimates and assumptions. The allocation of the estimated purchase price is based on pre-acquisition amounts and is therefore subject to finalization of management’s analysis of the fair values of the assets and liabilities of SiBEAM as of the acquisition date. Accordingly, the purchase price allocation included in Note 1 to these unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation analyses. These preliminary amounts could change as additional information becomes available.  These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and SiBEAM been a combined company during the specified years. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2010, Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and SiBEAM’s historical consolidated financial statements for the year ended December 31, 2010, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
OF SILICON IMAGE, INC. AND SiBEAM, INC.
As of March 31, 2011
(In thousands)

	Historical
	Silicon Image, Inc.	SiBEAM, Inc.	Pro-Forma Adjustments		Pro-Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$27,264	$1,756	$(14,025)	a	$14,995
Short-term investments	154,381	370	-		154,751
Accounts receivable, net	26,829	1,110	-		27,939
Inventories	11,168	1,168	13	h	12,349
Prepaid expenses and other current assets	7,071	189	-		7,260
Deferred income taxes	1,008	-	-		1,008
Total current assets	227,721	4,593	(14,012)	-	218,302
Property and equipment, net	11,400	285	-		11,685
Deferred income taxes, non-current	4,795	-	-		4,795
Goodwill	163	-	11,823	d	11,986
Intangible assets, net	4,803	-	14,394	e	19,197
Other assets	8,626	115	-		8,741
Total assets	$257,508	$4,993	$12,205		$274,706
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,576	$559	$-		$11,135
Accrued and other current liabilities	14,719	2,612	-		17,331
Deferred margin on sales to distributors	18,708	76	-		18,784
Deferred license revenue	3,530	1,589	(780)	f	4,339
Total current liabilities	47,533	4,836	(780)	-	51,589
Other long-term liabilities	13,608	61	-		13,669
Total liabilities	61,141	4,897	(780)		65,258
Commitments and contingencies
Convertible preferred stock:
Series 1	-	1,203	(1,203)	b	-
Series A	-	14,942	(14,942)	b	-
Series B	-	24,943	(24,943)	b	-
Series C	-	39,950	(39,950)	b	-
Series D	-	36,614	(36,614)	b	-
Total covertible preferred stock	-	117,652	(117,652)	b	-
Stockholders’ Equity:					-
Common stock	96	3	(3)	b	96
Additional paid-in capital	483,769	1,263	(1,263)	b
			13,081	c	496,850
Treasury stock	(108,814)	-	-		(108,814)
Accumulated deficit	(178,777)	(118,822)	118,822	b	(178,777)
Accumulated other comprehensive income (loss)	93	-	-		93
Total stockholders’ equity (deficit)	196,367	(117,556)	130,637		209,448
Total liabilities, convertible preferred stock and stockholders’ equity	$257,508	$4,993	$12,205		$274,706

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF SILICON IMAGE, INC. AND SiBEAM, INC.
For the Three Months Ended March 31, 2011
(In thousands, except per share data)

	Historical
	Silicon Image, Inc.	SiBEAM, Inc.	Pro-Forma Adjustments		Pro-Forma Combined

Revenue:
Product	$38,057	$480	$-		$38,537
Licensing	10,942	245	-		11,187
Total revenue	48,999	725	-		49,724
Cost of revenue and operating expenses:
Cost of product revenue	19,872	221	5	j	20,098
Cost of licensing revenue	400	25	-		425
Research and development	15,243	2,573	(31)	i
			97	j	17,882
Selling, general and administrative	13,051	1,545	87	j
			(36)	i	14,647
Restructuring expense	365	-	-		365
Amortization of intangible assets	197	-	711	g	908
Total cost of revenue and operating expenses	49,128	4,364	833		54,325
Loss from operations	(129)	(3,639)	(833)		(4,601)
Interest income (expense) and others, net	377	(20)	-		357
Income (loss) before provision for income taxes	248	(3,659)	(833)		(4,244)
Income tax expense	1,068	-	-		1,068
Net loss	$(820)	$(3,659)	$(833)		$(5,312)

Net loss per share – basic and diluted	$(0.01)				$(0.07)
Weighted average shares – basic and diluted	78,724		1,578	k	80,302

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF SILICON IMAGE, INC. AND SiBEAM, INC.
For the Year Ended December 31, 2010
(In thousands, except per share data)

	Historical
	Silicon Image, Inc.	SiBEAM, Inc.	Pro-Forma Adjustments		Pro-Forma Combined

Revenue:
Product	$152,841	$2,350	$-		$155,191
Licensing	38,506	341	-		38,847
Total revenue	191,347	2,691	-		194,038
Cost of revenue and operating expenses:
Cost of product revenue	77,480	5,342	16	j	82,838
Cost of licensing revenue	269	4	-		273
Research and development	55,313	13,786	(124)	i
			445	j	69,420
Selling, general and administrative	46,710	6,602	319	j
			(142)	i	53,489
Restructuring expense	3,259	-	-		3,259
Amortization of intangible assets	149	-	2,846	g	2,995
Total cost of revenue and operating expenses	183,180	25,734	3,360		212,274
Income (loss) from operations	8,167	(23,043)	(3,360)		(18,236)
Reversal of a subsidiary's translation adjustment upon substantial liquidation	1,366	-	-		1,366
Interest income and others, net	2,258	243	-		2,501
Income (loss) before provision for income taxes	11,791	(22,800)	(3,360)		(14,369)
Income tax expense	3,609	45	-		3,654
Net income (loss)	$8,182	$(22,845)	$(3,360)		$(18,023)

Net income (loss) per share – basic	$0.11				$(0.23)
Net income (loss) per share – diluted	$0.10				$(0.23)
Weighted average shares – basic	76,957		1,578	k	78,535
Weighted average shares – diluted	78,277		-		78,535

See accompanying notes to unaudited pro forma condensed combined financial statements.

SILICON IMAGE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

On April 13, 2011, Silicon Image, Inc. (the “Company”) entered into a definitive agreement to acquire SiBEAM, Inc., a privately-held, fabless semiconductor company headquartered in Sunnyvale, CA.  SiBEAM is a provider of high-speed wireless communication products for uncompressed HD video in consumer electronics and personal computer applications, a founding member of the WirelessHD™ Consortium and a member of the Wireless Gigabit Alliance (WiGig™). The purchase price of this acquisition is expected to be approximately $25.4 million, which consists of $12.3 million cash payments to SiBEAM shareholders, net of cash acquired and Silicon Image common stock with an estimated fair value of approximately $13.1 million. The fair value of the common stock consideration was determined based on the closing market price ($8.29) of the Company’s common stock on April 28, 2011, the most recent date practicable for this pro forma presentation. No portion of the purchase consideration was subject to any contingency.  The Company’s acquisition of SiBEAM is expected to be consummated during the quarter ending June 30, 2011.  The Company intends to finalize its estimates of the impact of the transaction on its financial position, results of operations and cash flows upon consummation of the transaction during the second quarter of fiscal year 2011.

The preliminary estimated total purchase price of the acquisition is as follows (in thousands):

Cash paid, net of cash acquired	$12,269
Estimated fair value of Silicon Image common stock issued	13,081
Total preliminary estimated purchase price	$25,350

The fair value of Silicon Image common stock that will be issued in this business acquisition was estimated based on the expected number of shares to be issued to SiBEAM shareholders on the effective date of the acquisition of approximately 1,578,000 shares. The Company’s closing stock price on the most recent practicable date for this pro forma presentation was $8.29.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their estimated fair values. For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements in accordance with U.S. GAAP, management established a framework for measuring fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under U.S. GAAP, the fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of SiBEAM at fair value measures that do not reflect the intended use of those assets. Use of different estimates and judgments could yield different results.

Management has allocated the preliminary estimated purchase price based on preliminary information and estimates considering the various factors described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price is preliminary pending the closing of this acquisition and the completion of various valuation analyses and the finalization of estimates. The allocation of the preliminary purchase price and the estimated useful lives and first year amortization on an annualized basis associated with certain assets are as follows (in thousands):

	Estimated Fair Value	Annualized First Year Amortization	Estimated Useful Life In Years
Tangible assets acquired:
Available for sale investments	370
Accounts receivable	1,110
Inventories	1,181
Prepaid expenses and other assets	304
Property and equipment	285
Liabilities assumed:
Accounts payable	(559)
Accrued and other liabilities	(2,673)
Deferred revenue	(885)
Total net liabilities assumed	(867)
Identifiable intangible assets acquired:
Developed/Core technology and others	11,383	2,846	4
In-Process R&D	3,011		4
Goodwill	11,823		indefinite
Total purchase price	$25,350

The tangible and intangible assets acquired and liabilities assumed by the Company from SiBEAM have been recorded at preliminary estimated fair values.

Identifiable Intangible Assets

Developed/Core technology relates to SiBEAM’s product lines that are fully developed or have reached technological feasibility. Developed technology represents a combination of SiBEAM processes, intellectual properties, patents and trade secrets developed through years of experience in design and development of their products. The Company will amortize the fair value of the developed technology based on an expected pattern of consumption over an average estimated life of four years.

In-process research and development represents projects that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development. The intangible asset related to the in-process research and development will be amortized over the estimated useful life of the technology upon completion of its development.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

The allocation of the estimated purchase price above is preliminary and is subject to finalization. As such, the purchase price allocation above will be adjusted upon completion of the final valuation analyses and as additional information relevant to the fair value determination becomes available. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

2.  PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to SiBEAM’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation expense.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and SiBEAM filed consolidated income tax returns during the year presented. The pro forma adjustments did not have any impact on the pro forma combined provision for income taxes as SiBEAM and Silicon Image did not have taxable income in fiscal year 2010 or in the three months ended March 31, 2011 due to net loss positions and valuation allowances on deferred income tax assets.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that will result from integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a.	To record cash to be paid to SiBEAM shareholders
b.	To eliminate SiBEAM’s historical convertible preferred stock and stockholders’ equity accounts

c.	To recognize the estimated fair value of the Company’s common stocks that would be issued to SiBEAM shareholders
d.	To record the fair value of the goodwill from the acquisition of SiBEAM
e.	To record the fair value of the other intangible assets from the acquisition of SiBEAM
f.	To reduce SiBEAM’s deferred revenue to fair value, representing the legal performance obligations under SiBEAM’s existing licensing contracts
g.	To record the estimated amortization expense related to amortizable intangible assets that would have been recorded had the acquisition occurred on January 1, 2010
h.	To adjust SiBEAM inventories to fair value
i.	To eliminate SiBEAM’s historical stock-based compensation expense
j.	To recognize the estimated stock-based compensation expense related to SiBEAM employees that would have been recorded had the acquisition occurred on January 1, 2010
k.
To adjust the weighted average outstanding shares by the number of shares of Silicon Image common stock that would have been issued to SiBEAM shareholders had the acquisition occurred on January 1, 2010

3.  PRO FORMA NET INCOME (LOSS) PER SHARE

Pro forma basic and diluted net income (loss) per share is based on the number of the Company’s shares used in computing basic and diluted net income (loss) per share. The acquisition of SiBEAM impacted the number of shares used to compute basic and diluted net income (loss) per share by approximately 1.6 million shares, representing Silicon Image common stock that would have been issued to SiBEAM shareholders had the acquisition occurred on January 1, 2010.